Exhibit 10.3

STATE OF FLORIDA	)
PINELLAS COUNTY	)

ASSIGNMENT, ASSUMPTION AND AMENDMENT OF LEASE

THIS ASSIGNMENT, ASSUMPTION AND AMENDMENT OF LEASE (this “Agreement”) is made as of the 21st day of April, 2005, by and between Air International Incorporated, a Delaware corporation (“Assignor”), AvAero Services, LLC, a Florida limited liability company (“Assignee”), Mark Dessy, an individual (“Guarantor”), Joe McAdams, an individual (“Guarantor”), and Pinellas County, Florida (the “County”).

Recitals

WHEREAS, Avantair, Incorporated, a Nevada corporation (“Avantair”), and Assignor have entered into that certain Asset Purchase Agreement dated as of September 2, 2004 (the “Purchase Contract”) pursuant to which Assignor agreed to transfer and assign to Avantair, and Avantair agreed to assume from Assignor, all of Assignor’s right, title and interest in, to and under that certain Lease Agreement with Option to Renew dated July 8, 1986 (the “Lease”) between Assignor and the County. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Contract.

WHEREAS, pursuant to that certain assignment agreement dated January 12, 2005, Avantair assigned all if its rights and obligations under the Purchase Contract to Assignee.

WHEREAS, in the interest of reducing noise impacts to residents who live within close proximity to the St. Petersburg-Clearwater International Airport, the Airport has established voluntary noise abatement and mitigation measures. Assignee is requested to honor said noise abatement and mitigation measures.

Agreement

NOW, THEREFORE, for and in consideration of the Purchase Price and the representations, warranties and covenants contained in the Purchase Contract, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor, Assignee and the County here agree as follows:

1. Assignment and Assumption.

(a) Assignor does hereby, by these presents, convey, set over and assign to Assignee all right, title and interest in to and under and to the Lease.

(b) Assignee hereby accepts the assignment by Assignor of all of its right, title and interest in, to and under the Lease, and hereby assumes and agrees to fully and faithfully observe, perform and fulfill all obligations and liabilities of Assignor under the terms of the Lease beginning on the date hereof.

2. Consent and Release by County. The County hereby (i) acknowledges and consents to the assignment of the Lease as set forth above, (b) releases and forever discharges Assignor from any and all liabilities and obligations imposed on Assignor under or in connection with the Lease, the leased premises and the improvements constructed thereon arising after the date of the foregoing assignment to Assignee, (c) releases and forever discharges Assignor and its affiliates, including without limitation, Pemco Aeroplex, Inc., an Alabama corporation formerly known as Hayes International Corporation, as the Guarantor under the Lease, and (d) confirms that all payments due under the Lease to date have been paid and that no default on the part of Assignor exists under the Lease.

3. Amendment to Lease. The notice address for the Lessee under Section 34 of the Lease is hereby deleted and replaced with the following:

Assignee:	AvAero Services, LLC
15831 Fairchild Drive, Hangar 5B
Clearwater, FL 33762
Attn: Kevin McKamey

Guarantor:	Mark Dessy
8 Maverick Lane
Rolling Hills, CA 90274

Gurantor:	Joe B. McAdams
158 Long Island Dr.
Hot Springs, AK 71913

4. Environmental Matters. Assignee agrees to remove and properly dispose of, off the Leased Premises, the Storage Tanks and their contents within thirty (30) days of the date of this Agreement. Assignee agrees that all documents associated with the removal and off-site disposal of the Storage Tanks and their contents shall reflect only the Assignee’s name. Assignee unconditionally agrees to indemnify, defend, and hold harmless Assignor and County from and against all claims and losses directly or indirectly resulting from the removal and disposal of said Storage Tanks, including any spills or releases that might occur during said removal, transportation, and disposal. Assignee further agrees to provide Assignor and County written documentation reflecting this removal and disposal within ten (10) business days of completion. Notwithstanding the provisions of Sections 2 and 4 herein, nothing under Sections 2 or 4 shall be construed as a release by the County of any party hereto of any environmental liability under state and/or federal laws.

5. Guarantee. The obligations of the Assignee, as Lessee under the Lease, for payment of rentals pursuant to paragraphs 3 and 15 of the Lease are hereby unconditionally guaranteed by the Guarantor. Payment of said rental amounts shall be due and payable by Guarantor to the County, as Lessor under the Lease, upon receipt of notice from the County that Assignee has failed to make said payments in accordance with the terms of the Lease.

6. Miscellaneous.

(a)	This Agreement shall inure to the benefit of Assignor, Guarantor, County and Assignee and their respective successors and assigns; provided however, notwithstanding the forgoing, the provisions of Section 4 of this Agreement shall remain personal to Assignor, County and Assignee and shall not be transferable or assignable to third parties, subsequent parties to the Lease, subsequent owners of any interest in any property that is the subject of the Lease or any other potential successors. This Agreement may be executed in multiple original counterparts, each which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(b)	Unless expressly set forth herein to the contrary, this Agreement is subject to and is to be construed according to the terms of the Purchase Contract, including, without limitation, Assignor Seller’s disclaimer of warranties set forth therein.

7. Noise Abatement Procedures: Lessee/Airline acknowledges that the St. Petersburg-Clearwater International Airport have set in place a number of voluntary noise mitigation measures that are outlined on the attached Exhibit “    ” (Voluntary Noise Abatement and Mitigation Program) that maybe amended from time to time. The Lessor/Airport requests Lessee/Airline to make its best faith effort on a purely voluntary basis, to become acquainted with, and to abide by these noise abatement and mitigation measures.

All other provisions of the Lease Agreement with Options to Renew dated July 8, 1986 between Air International Incorporated shall remain in full force and effect.

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IN WITNESS WHEREOF, Assignor, Assignee, Guarantor and County have executed this Agreement as of the date first set forth above.

“Assignor”

Air International Incorporated,
a Delaware corporation

	By:	/s/ John R. Lee
	Name:	John R. Lee
	Its:	CFO

“ Assignee”

AvAero Services, LLC
a Florida limited liability company

	By:	/s/ Kevin V. McKamey
	Name:	Kevin V. McKamey
	Its:	Managing Member

“County”

Pinellas County, Florida, by and through its Board of County Commissioners

	By:	/s/ John Monnoni
	Name:	John Monnoni
	Its:	Chairman
Attest:

Ken Burke, Clerk

(seal)

(The remainder of this page is left intentionally blank.)

“Guarantor”

/s/ Mark Dessy
Mark Dessy

“Guarantor”

/s/ Joe McAdams
Joe McAdams

Approved as to Form:	Approved as to Content:

Senior Assistant County Attorney	Airport Director

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